FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES RECORD SECOND QUARTER RESULTS

New York, New York, August 11, 2008: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the second quarter ended June 30, 2008. All share and per share amounts have been adjusted to reflect the retroactive effect of the 3 for 2 stock split effected on May 30, 2008.

Second Quarter 2008 Compared to Second Quarter 2007:
•	Net sales rose 20% to $99.1 million from $82.8 million; at comparable foreign currency exchange rates, net sales were up 12% for the period;
•	European-based operations achieved sales of $83.9 million, a 19% increase compared to $70.5 million, in the same period last year;
•	Sales by U.S.-based operations rose 23% to $15.2 million from $12.3 million in the same period last year;
•
Gross margin was 57% compared to 58% with the slight decrease attributable to the effect the decline of the U.S. dollar against the euro had on European-based product sales to U.S. customers. Sales to these customers are denominated in dollars while costs are incurred in euro;

•	S, G & A expense as a percentage of sales was 50% for both periods;
•	Operating margins were 6.9% of net sales as compared to 8.2%;
•	Net income was $3.8 million as compared to $3.7 million; and,
•	Diluted earnings per share were $0.12 in both periods.

Thus, net sales for the six months ended June 30, 2008 increased 32% to $222.2 million from last year’s $167.9 million; in constant dollars, first half net sales were up 24%. Net income increased 31% to $12.5 million or $0.40 per diluted share from $9.5 million or $0.31 per diluted share in the first half of 2007.

Discussing second quarter sales, Jean Madar, Chairman of the Board and Chief Executive Officer, noted, “As we previously reported, sales by European operations rose 19% to $83.9 million from last year’s $70.5 million. Burberry brand sales were especially strong due to the continued rollout of the latest fragrance, Burberry The Beat and the exceptional growth and staying power of Burberry Brit, which launched in 2003. Van Cleef & Arpels brand sales also contributed to the top line gains. Our U.S. operations achieved growth of 23%, as sales rose to $15.2 million from $12.3 million driven by the international distribution of Gap and Banana Republic fragrance and personal care products.”

Reviewing the new product pipeline by European-based operations, Mr. Madar noted, “With three major fragrance brands launching globally this year, as well as several smaller brand introductions and fragrance flankers, 2008 is proving to be one of our most ambitious years ever. Although Burberry, The Beat initially launched during the first quarter of 2008, additional geographic expansion is still underway. Jeanne Lanvin, which is previewing in Paris this summer, is scheduled to go global beginning in September. In addition, Feerie will be our first major new fragrance family under the Van Cleef & Arpels brand. We also brought the Quiksilver suncare collection to market this year and have ST Dupont Passenger, a new scent for men and women, ready for launch during the third quarter.”
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Inter Parfums, Inc. News Release August 11, 2008	Page 2
He continued, “Specialty retail has become an increasingly important part of our overall business. As we announced last month, bebe stores, inc. teamed up with Inter Parfums to create and produce brand appropriate fragrance and beauty products, the first of which will be lip glosses which are expected to be in stores for the holiday season. A new bebe fragrance is on our launch schedule for next year. We are readying our first new Brooks Brothers fragrance collection for debut later this year at U.S. Brooks Brothers stores followed by international distribution in 2009. For Gap and Banana Republic, we continue to introduce new products and create variations of existing ones. Based upon results to date and plans underway, we are finding international markets to be very receptive to Gap and Banana Republic products and we have achieved excellent placement in department and specialty stores in certain international markets, including travel related retail.”

Russell Greenberg, Executive Vice President & CFO added, “It bears repeating that our business has become increasingly seasonal due to the timing of shipments by our majority-owned distribution subsidiaries to their customers and because delivery schedules for our U.S. specialty retail customers are weighted toward the second half. Thus, we are track to meet our 2008 guidance with net sales of approximately $460 million and net income of approximately $26.8 million or $0.87 per diluted share. Our guidance assumes the dollar remains at current levels.”

Quarterly Dividend
The Company’s regular quarterly cash dividend of $0.033 per share will be payable on October 15, 2008 to shareholders of record on September 30, 2008.

Conference Call
Management will conduct a conference call to discuss financial results and business developments at 9:00 am EDT on Tuesday, August 12, 2008. Interested parties may participate in the call by dialing 706-679-3037; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels. The Company also owns Lanvin Perfumes and Nickel S.A., a men’s skin care company. It also produces personal care products for specialty retailers under exclusive agreements with Gap Inc., New York & Company and Brooks Brothers, and as recently announced, bebe stores. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company’s products are sold in over 120 countries worldwide.

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Inter Parfums, Inc. News Release August 11, 2008	Page 3
Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2007 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. or	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO	The Equity Group Inc.
(212) 983-2640	Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com	Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com	www.theequitygroup.com

Inter Parfums, Inc. News Release August 11, 2008	Page 4
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$99,078	$82,764	$222,241	$167,885

Cost of sales	43,104	34,615	92,179	67,803

Gross margin	55,974	48,149	130,062	100,082

Selling, general and administrative	49,142	41,366	104,085	81,508

Income from operations	6,832	6,783	25,977	18,574

Other expenses (income):
Interest expense	376	632	1,447	1,215
(Gain) loss on foreign currency	(181)	10	186	123
Interest income	(551)	(790)	(1,165)	(1,589)
Gain on subsidiary’s issuance of stock	--	(369)	--	(526)

	(356)	(517)	468	(777)

Income before income taxes and minority interest	7,188	7,300	25,509	19,351

Income taxes	2,698	2,272	9,882	6,448

Income before minority interest	4,490	5,028	15,627	12,903

Minority interest in net income of consolidated subsidiary	718	1,279	3,147	3,361

Net income	$3,772	$3,749	$12,480	$9,542

Net income per share:
Basic	$0.12	$0.12	$0.41	$0.31
Diluted	$0.12	$0.12	$0.40	$0.31

Weighted average number of shares outstanding:
Basic	30,627	30,656	30,674	30,655
Diluted	30,914	31,087	30,861	31,009

Inter Parfums, Inc. News Release August 11, 2008	Page 5
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	June 30, 2008	December 31, 2007
	(unaudited)
Current assets:
Cash and cash equivalents	$43,694	$90,034
Short-term investments	5,517	--
Accounts receivable, net of allowance for doubtful accounts of $1,371 and $2,357 at June 30, 2008 and December 31, 2007, respectively	120,939	118,140
Inventories	152,704	106,022
Receivables, other	4,478	5,928
Other current assets	6,295	5,253
Income tax receivable	186	168
Deferred tax assets	3,937	4,300

Total current assets	337,750	329,845

Equipment and leasehold improvements, net	7,938	7,262

Trademarks, licenses and other intangible assets, net	121,464	101,577

Goodwill	7,179	6,715

Other assets	1,146	653

	$475,477	$446,052

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Loans payable - banks	$11,678	$7,217
Current portion of long-term debt	17,533	16,215
Accounts payable - trade	94,352	88,297
Accrued expenses	37,705	35,507
Income taxes payable	216	3,023
Dividends payable	1,017	1,026

Total current liabilities	162,501	151,285

Long-term debt, less current portion	37,725	43,518

Deferred tax liability	10,171	4,664

Minority interest	51,829	53,925

Shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,631,076 and 30,798,212 shares at June 30, 2008 and December 31, 2007, respectively	31	31
Additional paid-in capital	40,649	40,023
Retained earnings	158,608	147,995
Accumulated other comprehensive income	42,513	30,955
Treasury stock, at cost, 9,498,242 and 9,303,956 common shares at June 30, 2008 and December 31, 2007, respectively	(28,550)	(26,344)

	213,251	192,660

	$475,477	$446,052